UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a)
of the Securities Exchange Act of 1934

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ALABAMA POWER COMPANY

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2022
ANNUAL MEETING
& PROXY STATEMENT

www.alabamapower.com

ALABAMA POWER COMPANY
Birmingham, Alabama

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 22, 2022

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Shareholders of Alabama Power Company will be held at The Grand Hotel Golf Resort & Spa located at One Grand Boulevard, Point Clear, Alabama 36564 on April 22, 2022 at 8:00 a.m., Central Time, to elect 10 members of the Board of Directors, conduct an advisory vote to approve executive compensation (Say on Pay), and transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 8, 2022 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

To vote, shareholders may use one of the methods below:
Internet voting: Go to www.proxyvote.com
Telephonic voting: 1-800-690-6903
Vote by mail: Mark, sign, date, and return the proxy form in the enclosed, postage-paid envelope or return it to Alabama Power Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

For directions to the meeting, please contact the Alabama Power Company Corporate Secretary at (205) 257-1000 or by email at apcocorpsec@southernco.com.

The Proxy Statement and the 2021 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE PROXY STATEMENT AND THE 2021 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2022:

This Proxy Statement and the 2021 Annual Report are also available to you at www.alabamapower.com/company/about-us/how-we-operate.html.

BY ORDER OF THE BOARD OF DIRECTORS

Ceila H. Shorts
Corporate Secretary

Birmingham, Alabama
March 17, 2022

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished by Alabama Power Company (Company) in connection with the 2022 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on April 22, 2022 at 8:00 a.m., Central Time, at The Grand Hotel Golf Resort & Spa located at One Grand Boulevard, Point Clear, Alabama 36564. This Proxy Statement is initially being provided to shareholders on or about March 17, 2022. The Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2021 (2021 Annual Report) are also available at www.alabamapower.com/our-company/about-us/how-we-operate.html.

Your proxy is being solicited on behalf of the Board of Directors of the Company. The Company pays the costs for soliciting proxies. Upon request, the Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the preferred stock and Class A preferred stock.

At the meeting, the holders of the Company's common stock, preferred stock, and Class A preferred stock will vote to elect 10 members to the Board of Directors. The holder of the Company's common stock will also have an advisory vote to approve executive compensation (Say on Pay) and consider any other business properly brought before the 2022 Annual Meeting and any adjournment or postponement of the meeting. The Company is not aware of any other matters to be presented at the meeting.

All shareholders of record of the Company's common stock, preferred stock, and Class A preferred stock on the record date of March 8, 2022 are entitled to notice of and to vote on the election of Directors at the meeting. The holder of the Company's common stock on the record date of March 8, 2022 is entitled to notice of and to vote on Say on Pay and any other matters properly presented at the meeting. On March 8, 2022, there were 30,537,500 shares of common stock outstanding and entitled to vote, all of which were held by The Southern Company (Southern Company). There were also 475,115 shares of preferred stock and 10,000,000 shares of Class A preferred stock outstanding on that date.

With respect to the election of Directors, all of the outstanding shares of preferred stock and Class A preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock is entitled to one vote. Each share of the 4.20% Series, the 4.52% Series, the 4.60% Series, the 4.64% Series, the 4.72% Series, and the 4.92% Series of outstanding preferred stock, each with par value of $100 per share, is entitled to two-fifths of a vote, and each share of the 5.00% Series of outstanding Class A preferred stock, with stated capital of $25 per share, is entitled to one-tenth of a vote. The Company's Articles of Incorporation provide for cumulative voting rights for the shares of common stock, preferred stock, and Class A preferred stock. With respect to all other matters, the Company's common stock has the exclusive right to vote.

If you are a shareholder of record, you may change your vote by submitting a subsequent proxy, by written request received by the Corporate Secretary prior to the annual meeting, or by attending the annual meeting and voting your shares in person. If your shares are held through a broker, bank, or other nominee, you must follow the instructions of your broker, bank, or other nominee to revoke your voting instructions.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Proxy Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Proxy Statement for the 2023 Annual Meeting, shareholder proposals must be received by the Company no later than November 17, 2022 and must comply with Rule 14a-8 of the Securities and Exchange Act of 1934, as amended

(Exchange Act). Proposals must be submitted in writing to Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203. The proxies solicited by the Board of Directors for the 2023 Annual Meeting will confer discretionary authority on the proxy holders to vote in their discretion on any shareholder proposal or nomination presented at the meeting that is not included in the Company's proxy materials, unless the Company is provided written notice of such no later than January 31, 2023.

ITEM 1 - ELECTION OF 10 DIRECTORS

A Board of 10 Directors is to be elected at the 2022 Annual Meeting of Shareholders, with each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. If any named nominee becomes unavailable for election, the Board may substitute another nominee. One of the Company's current directors, Mr. Robert D. Powers, is retiring at the end of his current term, which coincides with the 2022 Annual Meeting of Shareholders on April 22, 2022. The Company sincerely thanks Mr. Powers for his dedicated service on the Board. The Board recommends a vote FOR each of the Director nominees.

NOMINEES FOR ELECTION AS DIRECTORS

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's Board. The ages of the Directors shown below are as of December 31, 2021.

Mark A. Crosswhite - Director since 2014
Mr. Crosswhite, 59, is Chairman, President, and Chief Executive Officer of the Company. He has served as President, Chief Executive Officer, and Director since March 2014 and Chairman of the Board of Directors since May 2014. He served as Executive Vice President and Chief Operating Officer of Southern Company from July 2012 through February 2014. Mr. Crosswhite currently serves on the Boards of Nuclear Electric Insurance Limited (NEIL), Nuclear Energy Institute (NEI), and Southern Research Institute. In addition, he serves on numerous civic and philanthropic boards. Mr. Crosswhite's experience in operations and external affairs, legal expertise, and understanding of the electric utility business and its regulatory structure make him well qualified to serve on the Company's Board.

Angus R. Cooper, III - Director since 2018
Mr. Cooper, 49, is President of Cooper/T. Smith Corporation in Mobile, Alabama, one of the largest stevedoring and maritime-related firms in the United States. He has held this position since 2008. He serves on the Board of Bryant Bank, as well as numerous civic organizations such as the Business Council of Alabama, Alabama Wildlife Federation, Delta Waterfowl, UMS-Wright Preparatory School, the Bryant-Jordan Student Athlete Program, and the Alabama Sports Hall of Fame. Mr. Cooper's business experience, as well as his extensive civic leadership and community involvement, make him a well-qualified member of the Company's Board.

O.B. Grayson Hall, Jr. - Director since 2015
Mr. Hall, 64, served as Executive Chairman of Regions Financial Corporation from July 2018 until his retirement in December 2018. He previously served as Chairman of Regions Financial Corporation from May 2013 through July 2018 and Chief Executive Officer from April 2010 through July 2018. He served as President of Regions Financial Corporation from 2009 through December 2017. Mr. Hall serves on the Boards of Directors of Vulcan Materials Company and Great Southern Wood Holdings, Inc. He previously served as a representative on the Federal Advisory Council of the Federal Reserve Bank from 2014 to 2016 and on the Board of the Federal Reserve Bank of Atlanta from 2017 to 2018. Mr. Hall also serves on the Boards of numerous civic organizations, including the Newcomen Society of Alabama and the National Christian Foundation of Alabama and is a trustee of the Crimson Tide Foundation. Mr. Hall’s experience in the business community, as well as his civic leadership, make him a valuable member of the Company’s Board.

Anthony A. Joseph - Director since 2015
Mr. Joseph, 68, has been a shareholder with the law firm of Maynard, Cooper & Gale, P.C., in Birmingham, Alabama, since 2006. He previously served as an Assistant U.S. Attorney and Special Agent with the Federal Bureau of Investigation. Mr. Joseph has extensive community and civic involvement. He previously served as President of the Alabama Law Foundation and President of the Alabama State Bar Association. He also previously served as Chair of the American Bar Association Criminal Justice Section and is a Fellow of the American College of Trial Lawyers. Mr. Joseph’s background and experience as a leader in the business and legal communities and his reputation for insightful decision-making make him a well-qualified member of the Company’s Board.

Catherine J. Randall - Director since 2015
Dr. Randall, 71, is Chairman of the Board of PRH, Inc. (formerly known as Pettus Randall Holdings, Inc.), a real estate company, in Tuscaloosa, Alabama, a position she has held since 2002. She is the former Chairman of the Board of Randall Publishing Company and a former Director of the University Honors Program at the University of Alabama. Dr. Randall serves on the Board of Advisors of privately-held Mercedes-Benz U.S. International, Inc. She has served as National President of Mortar Board, Inc., President of the Board of Directors of the Alabama Women’s Hall of Fame, Director of Hope Institute, Director of Women’s Foundation of Alabama, and Chair of the American Village Board of Directors. She is a member of and serves on the Executive Committee of Alabama Academy of Honor. Dr. Randall's experience in the business and academic communities make her a valuable member of the Company’s Board.

Kevin B. Savoy – Director since 2022
Mr. Savoy, 53, is Vice President of Great Southern Wood Preserving, Inc., a manufacturer and distributor of pressure-treated wood, and Greenbush Logistics, Inc., its wholly-owned subsidiary specializing in freight management, positions he has held since October 2007. Mr. Savoy is active in his community, serving on the Board of Directors of the Dothan Area Chamber of Commerce and the Leadership Alabama Wiregrass Area. He is also on the Board of the Alabama Wildlife Federation and serves on its Executive Committee. Mr. Savoy is a member of the HNB First Bank Advisory Board and the Alabama Conservation Advisory Board. Mr. Savoy’s extensive business experience and community involvement make him a well-qualified member of the Company’s Board.

R. Mitchell Shackleford, III - Director since 2015
Mr. Shackleford, 70, is President of Gulf Coast Truck and Equipment Company, a position he has held since October 2020. He previously served as Senior Vice President of Gulf Coast Truck and Equipment Company from January 2019 to October 2020. He served as Vice President of Canfor Southern Pine (an integrated forest products company operating in Western Canada and the southeastern United States) from 2016 until 2019. Mr. Shackleford is a member of the Regional Advisory Board of Regions Bank and the Board of the Mississippi Export Railroad. He formerly served as Chairman of the Board of Directors of Southern Pine Inspection Bureau. Mr. Shackleford’s extensive business experience, as well as his community leadership, make him a well-qualified member of the Company’s Board.

Charisse D. Stokes – Director since 2022
Ms. Stokes, 45, is President of Tidal IT Solutions, LLC , an information technology consulting company in Montgomery, Alabama, a position she has held since 2017. In this role, she supports government and commercial industry clients providing technology, innovation, and business development consulting services. She previously served in a variety of leadership roles for small business information technology firms managing multiple, large-scale projects worldwide. She currently serves on the Alabama STEM Advisory Council, Computer Science Task Force, Business Council of Alabama, and the Armed Forces Communication and Electronics Association (AFCEA) International Board of Directors. As the past Director of the Education Foundation for the Montgomery AFCEA Chapter, which provides science, technology, engineering, and mathematics (STEM) initiatives to the local community, she founded EduWerx, a nonprofit organization exposing minorities and young women to STEM. Ms. Stokes’ technical background and business experience make her a well-qualified member of the Company’s Board.

Selwyn M. Vickers - Director since 2020
Dr. Vickers, 61, is Chief Executive Officer of the University of Alabama at Birmingham (UAB) Health System and UAB/Ascension St. Vincent’s Alliance, positions he has held since January 2022. He also serves as Senior Vice President of Medicine and Dean of the University of Alabama Heersink School of Medicine in Birmingham, Alabama, positions he has held since 2013. Dr. Vickers is Chair of UAB Medicine's Joint Operating Leadership Committee, as well as the University of Alabama Health Services Foundation Board. He also serves on the Board of Forma Therapeutics, Inc. and Securian Financial Group, Inc. Dr. Vickers is a member of the National Academy of Medicine and the Johns Hopkins Society of Scholars. He previously served on the Boards of Trustees for Johns Hopkins University and Johns Hopkins School of Medicine. Dr. Vickers' vast leadership experience in the medical and academic fields, as well as his civic and community involvement, make him a well-qualified member of the Company's Board.

Phillip M. Webb - Director since 2018
Mr. Webb, 64, is President of Webb Concrete and Building Materials, a position he has held since 1982. Mr. Webb serves on the Board of Directors of NobleBank & Trust, as well as numerous philanthropic and non-profit boards, such as the Business Council of Alabama, Calhoun County Home Builders Association, Jacksonville State University Foundation, Calhoun County Chamber of Commerce, Greater Alabama Council of the Boy Scouts of America, and Knox Concert Series. Mr. Webb’s business experience and investment in his local community make him a well-qualified member of the Company’s Board.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors. Abstentions and uninstructed shares have no effect. Proxies may not be voted for more than 10 Directors. The shareholders entitled to vote in the election of Directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees.

CORPORATE GOVERNANCE

GOVERNANCE POLICIES AND PROCESSES AND DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors which has been set at a total not to exceed 25 members. The current nominees for election as Directors consist of 10 members - nine non-employee Directors and Mr. Crosswhite, the Chairman of the Board, President, and Chief Executive Officer of the Company.

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only Class A preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. As a result, the Board of Directors is not required to determine that a majority of the Company's Directors are independent. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors. The pay components for non-employee Directors are:
•Annual cash retainer:
◦$92,000 for Directors serving as chair of a Board committee
◦$84,000 for other Directors

•Annual stock retainer:
◦$66,000 per year payable in shares of Southern Company common stock (Common Stock)

Annual cash and stock retainers are paid quarterly. All or a portion of a Director's cash retainer fee may be paid in Common Stock.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Alabama Power Company, as amended and restated effective
June 1, 2021 (Director Deferred Compensation Plan), until membership on the Board ends. Deferred cash compensation may be invested as follows, at the Director's election:

•in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock or cash upon leaving the Board; or
•at the prime interest rate which is paid in cash upon leaving the Board.

Any portion of the stock retainer that is deferred is invested in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 15 annual or 60 quarterly distributions after leaving the Board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee Directors that served during any part of 2021, including amounts deferred in the Director Deferred Compensation Plan. Non-employee Directors do not receive non-equity incentive plan compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Angus R. Cooper, III	84,000	66,000	195	150,195
O.B. Grayson Hall, Jr.	92,000	66,000	195	158,195
Anthony A. Joseph	92,000	66,000	195	158,195
James K. Lowder (4)	28,000	22,000	0	50,000
Robert D. Powers (5)	92,000	66,000	289	158,289
Catherine J. Randall	84,000	66,000	195	150,195
R. Mitchell Shackleford, III	84,000	66,000	195	150,195
Selwyn M. Vickers	84,000	66,000	195	150,195
Phillip M. Webb	84,000	66,000	195	150,195

(1)Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)Consists of reimbursements for taxes on imputed income associated with gifts and activities provided to attendees at Company-sponsored events.
(4)Mr. Lowder retired from the Board at the end of his term on April 23, 2021.
(5)Mr. Powers is retiring from the Board at the end of his term on April 22, 2022.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is most suitable for the Company because the Chief Executive Officer is the Director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee Directors and management have different perspectives and roles in strategy development. The Chief Executive Officer brings Company-specific experience and expertise, while the Company's non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry. The Board believes that the combined role of Chief Executive Officer and Chairman promotes the development and execution of the Company's strategy and facilitates the flow of information between management and the Board, which is essential to effective corporate governance. The Company does not have a lead independent Director.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each regularly scheduled Board of Directors meeting. Mr. Hall presides over these executive sessions. Information on how to communicate with Mr. Hall or the other non-employee Directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•Members are Mr. Joseph (Chairman), Mr. Cooper, and Dr. Vickers
•Met four times in 2021
•Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company's system of internal control, compliance, ethics, and employee concerns programs and activities. The Controls and Compliance Committee's responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical audit matters, critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•Members are Mr. Hall (Chairman), Mr. Cooper, and Dr. Randall
•Met two times in 2021
•Oversees the administration of the Directors' compensation arrangements and reviews employee compensation

The Company's Compensation Committee reviews and provides input to Southern Company's Chairman, President, and Chief Executive Officer for consideration by the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's President and Chief Executive Officer and makes recommendations regarding the fees paid to members of the Company's Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee engaged Pay Governance LLC (Pay Governance), a third-party consultant, to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. Pay Governance also advises the Southern Company Compensation and Management Succession Committee on executive compensation and related corporate governance trends.

Pay Governance is engaged directly by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. The Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2021, Pay Governance provided the Southern Company Compensation and Management Succession Committee information and advice on executive compensation and related corporate governance trends throughout the year. Pay Governance provided no services to Company management during 2021.

Executive Committee:

•Members are Mr. Crosswhite (Chairman), Mr. Hall, Mr. Joseph, and Mr. Powers (retiring Director)
•Did not meet in 2021
•Acts in place of full Board on matters that require Board action between scheduled meetings of the Board to the extent permitted by law and within certain limits set by the Board

Nuclear Committee:

•Members are Mr. Powers (retiring Chairman), Mr. Savoy, Mr. Shackleford, Ms. Stokes, and Mr. Webb
•Met two times in 2021
•Reviews nuclear activities

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full Board at least annually. In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its overall review of management's risk assessment, the Controls and Compliance Committee also elevates any significant risk issues to the full Board as appropriate.

DIRECTOR ATTENDANCE

The Board of Directors met six times in 2021. Director attendance at all applicable Board and committee meetings held in 2021 was 100%. No nominee attended less than 75% of applicable meetings during 2021.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full Board, with input from the Company's Chairman, President, and Chief Executive Officer, identifies Director nominees. The Board evaluates candidates based on the requirements set forth in the Company's by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect Director nominees. Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for election as Director. Southern Company's Chairman, President, and Chief Executive Officer also provides input on behalf of Southern Company regarding potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's Board of Directors, Mr. Hall, the Director responsible for presiding over all executive sessions of the non-employee Directors, or any other non-employee Director may contact them by writing c/o Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203 or by sending an email to apcocorpsec@southernco.com. The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by Directors. Because the affirmative vote of Southern Company, as the sole common shareholder, is sufficient to elect the nominees, and holders of the Company's preferred stock rarely attend the annual meeting, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary. Three of the Company's Directors attended the Company's 2021 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the Board of Directors of Southern Company. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2021 Annual Report to Shareholders with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm's independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company's internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held 10 meetings during 2021.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2022. At the 2022 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify that selection.

Members of the Audit Committee as of December 31, 2021:

William G. Smith, Jr., Chair
Juanita Powell Baranco
Henry A. Clark, III

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2021 and 2020.

	2021	2020
	(in thousands)
Audit Fees (1)	$2,383	$2,396
Audit-Related Fees (2)	19	113
Tax Fees	—	—
All Other Fees (3)	451	1
Total	$2,853	$2,510

(1)    Includes services performed in connection with financing transactions
(2)    Represents fees for non-statutory audit services and audit services associated with reviewing internal controls for a system implementation
(3)    Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in 2021 and 2020 and other advisory services in 2021

The Audit Committee (on behalf of Southern Company and its subsidiaries, including the Company) has adopted a Policy of Engagement of the Independent Auditor for Audit and Non-Audit Services that includes preapproval requirements for the audit and non-audit services provided by Deloitte & Touche. All of the services provided by Deloitte & Touche in fiscal years 2021 and 2020 and related fees were approved in advance by the Audit Committee.

Under the policy, Deloitte & Touche delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by Deloitte & Touche for the Audit Committee to approve. The Audit Committee's approval of Deloitte & Touche's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of Deloitte & Touche to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by Deloitte & Touche. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage Deloitte & Touche to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2022 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company's Chief Executive Officer and Chief Financial Officer in 2021, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year.

Mark A. Crosswhite	Chairman, President, and Chief Executive Officer
Philip C. Raymond	Executive Vice President, Chief Financial Officer, and Treasurer
R. Scott Moore	Senior Vice President
J. Jeffrey Peoples	Executive Vice President
Zeke W. Smith	Executive Vice President

In addition to serving as Executive Vice President of the Company, Mr. Peoples holds the role of Senior Vice President of Southern Company Services, Inc. (Southern Company Services).

Collectively, these officers are referred to as the named executive officers.

EXECUTIVE SUMMARY

Pay for Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the named executive officers for 2021.

	Salary ($)(1)	% of Total	Short-Term Incentive Award ($)(2)	% of Total	Long-Term Incentive Award ($) (3)	% of Total
M. A. Crosswhite	878,425	19%	1,261,454	28%	2,427,938	53%
P. C. Raymond	431,914	39%	383,332	34%	300,401	27%
R. S. Moore	361,736	38%	324,743	35%	254,446	27%
J. J. Peoples(4)	518,143	34%	506,471	33%	489,274	32%
Z. W. Smith	431,914	39%	383,332	34%	300,401	27%

(1) Salary is the actual amount paid in 2021.
(2) Short-Term Incentive Award is the actual amount earned in 2021 and paid in cash under the Performance Pay Program based on achievement of annual performance goals.
(3) Long-Term Incentive Award reflects the target value of the performance share units (PSUs) granted in 2021 (70% of total long-term incentive award), the performance-based restricted stock units (PRSUs) granted to Mr. Crosswhite in 2021 (30% of total long-term incentive award), and the restricted stock units (RSUs) granted to the other named executive officers in 2021 (30% of total long-term incentive award). Target values shown differ from the amounts shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table as described later in this CD&A.
(4) In addition to the Company's targets and results, Mr. Peoples was also paid based on Southern Company Services' financial and operational results. His payout is prorated based on the allocation of his responsibilities.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•Business unit financial and operational performance and Southern Company earnings per share (EPS), based on actual results as adjusted by the Compensation Committee, compared to target performance levels established early in the year, determine the actual payouts under the Performance Pay Program.

•Southern Company's total shareholder return (TSR) compared to those of industry peers and consolidated return on equity (ROE) over a three-year period lead to higher or lower payouts of PSUs, and Southern Company's stock price ultimately impacts the value of the PRSUs and the RSUs after they vest.

In support of this performance-based pay philosophy, the Company has no general employment contracts with the named executive officers.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers almost all of the approximately 6,100 employees of the Company. These programs engage employees and encourage alignment of their interests with the Company's customers and Southern Company's stockholders.

The Company's financial and operational goal results and Southern Company's EPS goal results for 2021, as adjusted and further described in this CD&A, are shown below:

Financial:	186% of Target	Operational:	175% of Target	EPS:	178% of Target
Southern Company's annualized TSR has been:

1-Year:	16.37%	3-Year:	21.07%	5-Year:	11.83%

These levels of achievement, as adjusted, resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation Philosophy

The Company's compensation program is based on the following beliefs:

•Employees' commitment and performance have a significant impact on achieving business results;
•Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;
•Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and
•Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•Be competitive with the Company's industry peers;
•Reward achievement of the Company's goals;
•Be aligned with the interests of Southern Company's stockholders and the Company's customers; and
•Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial and operational objectives and delivery of a premium, risk-adjusted TSR for Southern

Company's stockholders. Therefore, short-term performance pay, through the Performance Pay Program, is based on achievement of the Company's operational and financial performance goals and Southern Company's EPS goal. Long-term performance pay, through the PSUs, PRSUs, and RSUs, is tied to Southern Company's TSR performance, consolidated ROE, Southern Company stock price, and, for Mr. Crosswhite, 2021 cash from operations at Southern Company.

Key Compensation Practices
•Annual pay risk assessment required by the Compensation Committee charter.
•Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.
•Inclusion of claw-back provisions that permit the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results and require recoupment from an employee in the event of a material financial restatement due to fraud or misconduct of the employee. These provisions were recently expanded to permit recoupment or adjustment of performance pay granted to Company senior management, including the named executive officers, as described further below.
•No excise tax gross-up on change-in-control severance arrangements.
•Provision of limited perquisites with no income tax gross-ups for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.
•“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.
•Policy against pledging of Southern Company stock applicable to all executive officers and Directors of Southern Company, including the Company's Chairman, President, and Chief Executive Officer.
•Strong stock ownership requirements that are being met by all named executive officers.

Establishing Executive Compensation

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee relies on input from its independent compensation consultant, Pay Governance. The Compensation Committee also relies on input from the Southern Company Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective Chief Executive Officers. The role and information provided by each of these sources is described throughout this CD&A.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS

Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company's Chief Executive Officer, while the Southern Company Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for the Company's Chief Executive Officer are developed from the Willis Towers Watson Energy Services Survey focusing on publicly-traded utilities with revenues above $6 billion, listed below. The market-based compensation levels for the other named executive officers of the Company are developed from a size-appropriate energy services executive compensation survey database comprised of several general industry and utility national surveys. For 2021 compensation, these levels were market tested using the Willis Towers Watson 2020 CDB Energy Services Executive Compensation Survey Report. The survey participants, listed below, are utilities with revenues of $1 billion or more.

Market data for the Company's Chief Executive Officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, the short-term incentive award at target performance level, and the long-term incentive award at target performance level. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary, the short-term incentive award, or the long-term incentive award as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2021 compensation amounts.

Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

Chief Executive Officer Compensation Peer Group

Ameren Corporation	Edison International	PPL Corporation
American Electric Power Company, Inc.	Entergy Corporation	Public Service Enterprise Group Incorporated
CenterPoint Energy, Inc.	Eversource Energy	Sempra Energy
CMS Energy Corporation	Exelon Corporation	WEC Energy Group, Inc.
Dominion Energy, Inc.	FirstEnergy Corp.	Xcel Energy Inc.
DTE Energy Company	NextEra Energy, Inc.
Duke Energy Corporation	PG&E Corporation

Other Named Executive Officer Peer Group (non-Chief Executive Officer)

Alliant Energy Corporation	Exelon Corporation	Omaha Public Power District
Ameren Corporation	FirstEnergy Corp.	Oncor Electric Delivery Company LLC
American Electric Power Company, Inc.	First Solar, Inc.	ONE Gas, Inc.
American Water Works Company, Inc.	GE Renewable Energy	Pacific Gas and Electric Company
Atmos Energy Corporation	Genesis Energy, L.P.	Pinnacle West Capital Corporation
Avangrid, Inc.	Hawaiian Electric Industries, Inc.	PNM Resources, Inc.
Avista Corporation	Helmrich & Payne, Inc.	Portland General Electric Company
Berkshire Hathaway Energy Company	Idaho Power Company	PPL Corporation
Boardwalk Pipeline Partners, LP	Interstate Gas Supply, Inc.	Precision Drilling Corporation
BWX Technologies, Inc.	ITC Holdings Corp.	Public Service Enterprise Group Incorporated
Calpine Corporation	Jacksonville Electric Authority	Puget Sound Energy, Inc.
CenterPoint Energy, Inc.	Kinder Morgan Energy Partners, L.P.	Quanta Services, Inc.
Cheniere Energy, Inc.	LG&E and KU Energy LLC	Renewable Energy Systems Ltd.
Cleco Corporate Holdings LLC	Lower Colorado River Authority	RWE Renewables
CMS Energy Corporation	MDU Resources Group, Inc.	Salt River Project
Colonial Pipeline Company	Monroe Energy, LLC	Santee Cooper
Consolidated Edison, Inc.	MRC Global Inc.	Sempra Energy
CPS Energy	National Grid USA	South Jersey Industries, Inc.
DCP Midstream Partners, LP	Nebraska Public Power District	Southwest Gas Holdings, Inc.
Dominion Energy, Inc.	New Jersey Resources Corporation	Spire Inc.
Dominion Energy Southeast Energy Group	New York Power Authority	Talen Energy Corporation
DTE Energy Company	NextEra Energy, Inc.	TC Energy Corporation
Duke Energy Corporation	NiSource Inc.	Tennessee Valley Authority
Duquesne Light Company	NorthWestern Energy	The AES Corporation
EDF Renewables North America	NOVA Chemicals Corporation	The Williams Companies, Inc.
Edison International	NRG Energy, Inc.	UGI Corporation
Enable Midstream Partners, LP	NuStar Energy, L.P.	UNS Energy Corporation
Energy Harbor Corp.	Oak Ridge National Laboratory	Vistra Corp.
Entergy Corporation	OGE Energy Group	WEC Energy Group, Inc.
Evergy, Inc.	Oglethorpe Power Corporation	Xcel Energy Inc.
Eversource Energy

EXECUTIVE COMPENSATION PROGRAM

The primary components of the 2021 executive compensation program include:
•Short-term compensation
◦     Base salary
◦     Performance Pay Program
•Long-term compensation
◦     PSUs
◦     RSUs (for named executive officers other than Mr. Crosswhite)
◦     PRSUs (for Mr. Crosswhite only)
•Benefits

The performance-based compensation components are linked to the Company's financial and operational performance as well as Southern Company's financial and stock price performance, including TSR, EPS, and ROE. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent Directors of Southern Company. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and rewards performance.

2021 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2021.

With the exception of Southern Company executive officers, including Mr. Crosswhite, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by Southern Company Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the achievement of financial and operational goals in prior years.

Base salaries are reviewed annually in February, and changes are made effective March 1. The 2021 base salary levels for the named executive officers, other than for the Chief Executive Officer, were set within the applicable position level salary range and were approved by the Company's Chief Executive Officer. Mr. Crosswhite's base salary was recommended by the Chief Executive Officer of Southern Company and approved by the Compensation Committee.

	March 1, 2020 Base Salary ($)	March 1, 2021 Base Salary ($)
M. A. Crosswhite	857,161	882,876
P. C. Raymond	420,748	429,162
R. S. Moore	352,979	363,568
J. J. Peoples	482,493	514,961
Z. W. Smith	420,748	429,162

Base salaries may also be adjusted during the year to recognize additional responsibilities or market adjustments. Later in March 2021, Mr. Raymond’s and Mr. Smith’s base salaries were increased to $433,370 each, commensurate with their performance and the value of their positions. Later in March 2021, Mr. People’s base salary was also increased to $519,587, commensurate with his performance and the value of his position.

2021 Performance-Based Compensation

This section describes short-term and long-term performance-based compensation for 2021.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation

The Southern Company system's number one priority is to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short and long term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2021, the Company strove for and rewarded:

•Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;
•Meeting energy demand with the best economic and environmental choices;
•Long-term, risk-adjusted Southern Company relative TSR performance against a group of peer companies;
•Achieving net income goals to support the Southern Company financial plan and dividend growth; and
•Financial integrity - an attractive risk-adjusted return and sound financial policy.

The performance-based compensation program is designed to encourage achievement of these goals.

2021 Short-Term Incentive Program

                                                   Annual Performance Pay Program Highlights

● Rewards achievement of annual performance goals; performance results can range from 0% to 200% of target, based on actual level of goal achievement
■ EPS: earned at 178% of target
■ Net Income: earned at 186% of target
■ Operations: earned at 175% of target
● 2021 Payout: exceeded target performance
■ Chief Executive Officer payout at 179% of target
■ Average of the other named executive officers' payouts at 179% of target

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee and include financial and operational goals for all employees as well as individual goals for employees at a certain grade level, including all of the named executive officers. In setting goals, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Operations, Environmental, and Safety Committee of the Southern Company Board of Directors, respectively.

•Business Unit Financial Goal: Net Income
For Southern Company's traditional electric operating companies, including the Company, the business unit financial performance goal is net income after dividends on preferred and preference stock, if applicable. There is no separate net income goal for Southern Company as a whole. Southern Company Services' performance is determined by the equity-weighted average of the business unit net income goal payouts for the traditional electric operating companies, Southern Power Company, and Southern Company Gas.

•Business Unit Operational Goals: Varies by business unit
Operational goals for the Company are customer satisfaction, safety, culture, plant availability, and transmission and distribution system reliability. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals. Southern Company Services' performance is determined by the weighted average of the business unit operational goal payouts for the traditional electric operating companies, Southern Power Company, and Southern Company Gas.

•Southern Company Financial Goal: EPS
EPS is defined as Southern Company's consolidated net income from continuing operations divided by average shares outstanding during the year, as adjusted and approved by the Compensation Committee. The EPS performance measure is applicable to all participants in the Performance Pay Program.

•Individual Performance Goals: Varies by individual
The Performance Pay Program incorporates individual goals for all of the named executive officers. The Chief Executive Officer of Southern Company reviews the individual performance of Mr. Crosswhite and recommends the payout level for approval by the Compensation Committee. Mr. Crosswhite reviews the individual performance of the other named executive officers and approves the payout levels. The individual goals account for 20% of the named executive officers' Performance Pay Program goals.

Under the terms of the program, no payout can be made if events occur that impact Southern Company's financial ability to fund the Common Stock dividend.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional electric operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, industrial, and other.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Safety
Southern Company's safety program is focused on continuous improvement in striving for a safe work environment. The performance is measured utilizing a safety culture survey, corrective action plans, and serious injury incident rates.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve inclusive workplace. This goal includes measures for work environment, representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide the Company's customers with the least cost generating resources.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.

Financial Performance Goals	Description	Why It Is Important
EPS	Southern Company's net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid, risk-adjusted returns and to support and grow the dividend.
Net Income
The business unit financial performance goal is net income after dividends on preferred stock.

Overall corporate performance is determined by the equity-weighted average of the business unit net income goal payouts.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.

Individual Performance Goals	Description	Why It Is Important
Individual Factors	Focus on overall business performance as well as factors including leadership development, succession planning, and fostering the culture and diversity of the organization.
Individual goals provide the Compensation Committee and Company management the ability to balance quantitative results with qualitative inputs by focusing on both business performance and behavioral aspects of leadership that lead to sustainable long-term growth.

The Compensation Committee approves threshold, target, and maximum performance levels for each of the operational goals. The ranges for the Company's net income goals and the Southern Company EPS goal for 2021 are shown below. If goal achievement is below threshold, there is no payout associated with the applicable goal.

Level of Performance	Company Net Income ($, in millions)	Southern Company EPS ($)
Maximum	1,250	3.46
Target	1,150	3.30
Threshold	1,098	3.14

Calculating Payouts

All of the named executive officers are paid based on Southern Company EPS performance. With the exception of Mr. Peoples, all of the named executive officers are paid based on the Company's net income and operational performance.

In 2021, Mr. Peoples was an executive officer of the Company and Southern Company Services. Mr. Peoples is paid based on the financial and operational results of both the Company and Southern Company Services. His payout is prorated based on the allocation of his responsibilities.

Actual 2021 goal achievement is shown in the following tables.

Operational Goal Results

The Company (Messrs. Crosswhite, Raymond, Moore, Peoples, and Smith)

Goal	Achievement
Customer Satisfaction	200%
Safety	200%
Culture	126%
Availability	200%
Reliability	132%
Total Company Operational Goal Performance Factor	175%
Southern Company Services (Mr. Peoples)

Goal	Achievement
Customer Satisfaction	200%
Safety	200%
Culture	148%
Availability	194%
Reliability	158%
Total Company Operational Goal Performance Factor	172%

Financial Performance Goal Results

Goal	Result	Achievement Percentage
Company Net Income (in millions)*	$1,238	186%
Southern Company Services Net Income*	Equity-Weighted Average	189%
EPS*	$3.41	178%

*The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts.

•EPS: Southern Company's adjusted EPS result was $3.41, exceeding the $3.30 target. The adjusted EPS result excludes estimated loss on plants under construction, including charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts; acquisition and disposition impacts; earnings from the Wholesale Gas Services business; impairment charges related to a pipeline project and leveraged leases; and costs associated with the extinguishment of debt at Southern Company.
•Net Income: The Company's net income result was $1,238 million, exceeding the $1,150 million target.

For the named executive officers, the applicable business unit financial goal and the EPS goal are worth 25% each, while the applicable operational goal is worth 30% of the total performance factor. The individual performance goals are worth the remaining 20% of the total performance factor.

	Target Annual Performance Pay Program Opportunity (% of base salary)	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (% of target)	Actual Annual Performance Pay Program Payout ($)
M. A. Crosswhite	80	706,301	179	1,261,454
P. C. Raymond	50	214,581	179	383,332
R. S. Moore	50	181,784	179	324,743
J. J. Peoples	55	283,229	179	506,471
Z. W. Smith	50	214,581	179	383,332

2021 Long-Term Incentive Program

2021 Long-Term Incentive Program Highlights - PSUs, PRSUs, and RSUs

•Long-term incentive awards are intended to promote long-term success and increase stockholder value by directly tying a substantial portion of the named executive officers' total compensation to the interests of Southern Company stockholders.
•PSUs represent 70% of long-term target value.
◦TSR relative to industry peers
◦Consolidated ROE
◦Three-year performance period from 2021 through 2023
◦Performance results can range from 0% to 200% of target
•PRSUs represent 30% of the long-term target value for Mr. Crosswhite, while RSUs represent 30% of the long-term target value for the other named executive officers.
◦PRSUs are subject to a one-year financial performance goal that must be met in order for the PRSUs to vest
◦RSUs vest 1/3 each year on the anniversary of the grant date
•Paid in Common Stock at the end of the performance/vesting period; accrued dividends only received if and when award is earned.

Summary of the Long-Term Incentive Program for 2021

PSUs are earned solely based on achievement of pre-established performance goals and comprise 70% of the long-term incentive award. The remaining 30% of the long-term incentive award is made up of PRSUs (for Mr. Crosswhite) or RSUs (all other named executive officers). The PSUs, PRSUs, and RSUs are described in more detail below. The long-term incentive awards are all awarded under the Southern Company Omnibus Incentive Plan (which expired as of May 25, 2021) or the Southern Company 2021 Equity and Incentive Compensation Plan (collectively, the Omnibus Plans).

Component	Performance Metric (if applicable)	2021 Long-Term Award (% of target value)
PSUs	Relative TSR	40%
	Consolidated ROE	30%
PRSUs RSUs	2021 Cash from Operations (Mr. Crosswhite only) Time-based vesting (all other named executive officers)	30%

The following table shows the value and target number of the long-term incentive program awards granted in 2021.

		Target as Percent of Base Salary	PRSUs - Cash From Operations or RSUs (time-vesting) (30%)	PSUs - Relative TSR (40%)	PSUs - Consolidated ROE (30%)	Total Long- Term Grant (100%)
M. A. Crosswhite		275%	$728,381	$971,175	$728,381	$2,427,937
	# of units		12,252	16,336	12,252	40,840
P. C. Raymond		70%	$90,126	$120,148	$90,126	$300,400
	# of units		1,516	2,021	1,516	5,053
R. S. Moore		70%	$76,334	$101,778	$76,334	$254,446
	# of units		1,284	1,712	1,284	4,280
J. J. Peoples		95%	$146,782	$195,709	$146,782	$489,273
	# of units		2,469	3,292	2,469	8,230
Z. W. Smith		70%	$90,126	$120,148	$90,126	$300,400
	# of units		1,516	2,021	1,516	5,053

2021 PRSU and RSU Grant

PRSUs and RSUs are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value was determined, which was the closing price of Common Stock on the grant date ($59.45). A target number of PRSUs or RSUs was granted to a named executive officer based on the total target value determined as a percentage of the named executive officer's base salary. Target percentages vary by grade level. Each PRSU or RSU represents one share of Common Stock. The total value for PRSUs and RSUs is divided by the closing stock price on the grant date to determine the number of PRSUs or RSUs granted to the named executive officer.

PRSUs vest 1/3 each year, depending on the achievement of a one-year financial goal (Southern Company 2021 cash from operations exceeds the amount paid in dividends in 2020). If this goal is not met, all PRSUs are forfeited. If the goal is met, the PRSUs vest 1/3 each year over a three-year period, with the first 1/3 vesting upon certification of achievement of the performance goal by the Compensation Committee, and the remaining 2/3 vesting on the second and third anniversaries of the grant date. The Compensation Committee reserves the right to approve adjustments in determining actual performance to goal achievement.

RSUs vest 1/3 each year on the anniversary of the grant date and are subject to continuous employment requirements, except as described below.

Dividend equivalents accrue on both PRSUs and RSUs but are only paid out if and when the award is earned. Participants who retire during the three-year period will receive the full amount of PRSUs or RSUs, which will continue to vest on the same schedule as active employees. For the PRSUs, vesting after retirement is contingent on achievement and certification of the performance goal. Pending achievement and certification of the performance goal, vesting of PRSUs will be accelerated for participants who become disabled or die during the three-year period. Vesting of RSUs will be accelerated for participants who become fully disabled or die during the three-year period. A participant who terminates employment for reasons other than due to retirement, death, or disability forfeits all unvested PRSUs and RSUs.

2021 - 2023 PSU Grant

PSUs are denominated in units, meaning no actual shares are issued on the grant date. A value per unit was determined using the closing stock price of Common Stock on the date of the grant, which was $59.45. A target number of PSUs are granted to a participant, based on the total target value as determined as a percentage of a participant's base salary, which varies by grade level. The total target value for PSUs is divided by the value per unit to determine the number of PSUs granted to each participant, including the named executive officers. Each PSU represents one share of Common Stock. PSUs with performance tied to relative TSR are valued in the Summary Compensation Table and the Grants of Plan-Based Awards Table using a Monte Carlo analysis, resulting in amounts that differ from target values shown in the CD&A. For more information on the valuation of those PSUs and the Monte Carlo value, see the footnotes following the Summary Compensation Table and the Grants of Plan-Based Awards Table.

The award includes two performance measures for the 2021 - 2023 performance period, as well as a credit quality threshold requirement.

Goal	What it Measures	Why it's Important
Relative TSR (40% of total long-term target award)	TSR relative to utility peer companies believed to be most similar to Southern Company in both business model and investors (investment gains arising from stock price appreciation and dividends received from that investment)	Aligns employee pay with investor returns relative to peers
Consolidated ROE (30% of total long-term target award)	Consolidated Southern Company ROE of the traditional electric operating companies, Southern Power, and Southern Company Gas	Aligns employee pay with Southern Company's ability to maximize return on capital invested

The ROE goal is also subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating of Southern Company, the Company, or Georgia Power Company falls below investment grade at the end of the three-year performance period, the payout for the ROE goal will be reduced to zero.

For each of the performance measures, a threshold, target, and maximum goal was set at the beginning of the performance period.

	Relative TSR Performance	Consolidated ROE Performance	Payout (% of PSUs Paid)
Maximum	90th percentile or higher	12.50%	200%
Target	50th percentile	10.50%	100%
Threshold	10th percentile	9%	0%

TSR is measured relative to a peer group of companies that are believed to be most similar to Southern Company in both business model and investors. The peer group is subject to change based on merger and acquisition activity.

TSR PSU Peer Group for 2021 - 2023 Performance Period

Alliant Energy Corporation	Evergy, Inc.
Ameren Corporation	Eversource Energy
American Electric Power Company, Inc.	FirstEnergy Corp.
CenterPoint Energy, Inc.	Fortis Energy Services, Inc.
CMS Energy Corporation	NiSource Inc.
Consolidated Edison, Inc.	Pinnacle West Capital Corporation
Dominion Energy, Inc.	PPL Corporation
DTE Energy Company	Sempra Energy
Duke Energy Corporation	WEC Energy Group, Inc.
Edison International	Xcel Energy Inc.
Entergy Corporation

Other Details about the Program

PSUs are not earned until the end of the three-year performance period and after certification of the results by the Compensation Committee. A participant can earn from 0% to 200% of the target number of PSUs granted at the beginning of the performance period based solely on achievement of the performance goals over the three-year performance period. Dividend equivalents are credited during the three-year performance period but are only paid out if and when the award is earned. If no PSUs are earned, then no dividends are paid out. Payout for performance between points will be interpolated on a straight-line basis.

Participants who retire during the performance period will receive the full amount of PSUs actually earned at the end of the three-year period. Participants who become disabled or die during the performance period will receive a prorated number of PSUs based on the PSUs actually earned at the end of the three-year period. A participant who terminates employment, other than due to retirement, death, or disability, forfeits all unearned PSUs.

The Compensation Committee retains the discretion to approve adjustments in determining actual performance goal achievement.

Payout Results for Recent Long-Term Incentive Program Awards (PSUs and PRSUs)

PSU grants made in 2019 for the 2019-2021 performance period were subject to two performance goals, relative TSR and ROE. The chart below describes the goals and results for the awards.

Goal	Weight	Calculated Payout (%)
Relative TSR	40%	200%
Consolidated ROE	30%	200%
Total calculated payout		200%

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. The Compensation Committee made certain adjustments to the consolidated ROE goal performance results. For the 2019 - 2021 performance period, ROE results exclude estimated loss on plants under construction, including charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts (2019 - 2021); acquisition, disposition, and integration impacts, including related impairment charges (2019 - 2021); earnings from the Wholesale Gas Services business (2019 - 2021); impairment charges associated with a pipeline project, a natural gas storage facility, and leveraged leases (2019 - 2021); and costs associated with the extinguishment of debt at Southern Company (2020 - 2021).

ROE measures consolidated Southern Company ROE from all electric and gas operations (including Southern Company Gas and Southern Power) over the 2019 - 2021 performance period.

TSR PSU Peer Group for 2019 - 2021 Performance Period

Alliant Energy Corporation	Duke Energy Corporation	OGE Energy Corporation
Ameren Corporation	Edison International	Pinnacle West Capital Corporation
American Electric Power Company, Inc.	Entergy Corporation	PPL Corporation
CenterPoint Energy, Inc.	Eversource Energy	Sempra Energy
CMS Energy Corporation	Evergy, Inc. (formerly Great Plains Energy Incorporated & Westar)	WEC Energy Group, Inc.
Consolidated Edison, Inc.	FirstEnergy Corp.	Xcel Energy Inc.
DTE Energy Company	Fortis Energy Services

	Target PSUs Granted (#)	Grant Date Target Value of PSUs ($)	PSUs Earned (#)	Value of PSUs Earned ($)
M. A. Crosswhite	32,455	1,839,553	73,652	5,051,054
P. C. Raymond	4,081	231,311	9,262	635,188
R. S. Moore	3,360	190,445	7,626	522,991
J. J. Peoples	6,244	353,910	14,170	971,779
Z. W. Smith	4,081	231,311	9,262	635,188

The value of PSUs earned is calculated based on the closing stock price on December 31, 2021 ($68.58) and includes the value of the accrued dividends earned on the underlying award, which are also reflected in the number of PSUs earned.

The PRSUs granted to Mr. Crosswhite in 2021 were subject to a one-year financial goal (Southern Company 2021 cash from operations must exceed the amount paid in dividends in 2020). The goal was met. The first 1/3 of the PRSUs vested upon certification of the achievement of the performance goal by the Compensation Committee, and the remaining 2/3 will vest ratably on the second and third anniversaries of the grant date.

Timing of Performance-Based Compensation

The establishment of performance-based compensation goals and the granting of equity awards are not timed to coincide with the release of material, non-public information.

OTHER COMPENSATION ELEMENTS

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits.

Retirement Benefits

Substantially all employees of the Company participate in the funded Pension Plan. Normal retirement benefits become payable when participants attain age 65. These benefits vest after the employee completes five years of vesting service. One year of vesting service is equivalent to working at least 1,000 hours in a one-year period. The Company also provides unfunded benefits to certain employees, including the named executive officers, under two nonqualified plans: the Supplemental Benefit Plan (Pension-Related) (SBP-P) and the Supplemental Executive Retirement Plan (SERP). The SBP-P and the SERP provide additional benefits the Pension Plan cannot pay due to limits prescribed for the Pension Plan under the Internal Revenue Code of 1986, as amended (tax code). See the Pension Benefits table and accompanying information for more pension-related benefits information.

Substantially all employees are eligible to participate in the Employee Savings Plan (ESP), Southern Company's 401(k) plan. The named executive officers are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where employer contributions are made that are prohibited under the ESP due to limits prescribed for 401(k) plans under the tax code.

The Company also provides the Deferred Compensation Plan (DCP), which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

The Company and its affiliates also provide supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. The Company has a supplemental retirement agreement (SRA) with each of Mr. Crosswhite and Mr. Raymond. Prior to his employment with the Southern Company system, Mr. Crosswhite provided legal services to Southern Company's subsidiaries. Mr. Raymond's prior experience working on energy industry regulatory matters is valuable to the Company and its affiliates. Mr. Crosswhite's agreement provides an additional 15 years of benefits, and Mr. Raymond's agreement provides retirement benefits as if he was employed an additional eight years. Mr. Crosswhite and Mr. Raymond are both vested in their respective benefits. These agreements provide a benefit which recognizes the expertise both brought to the Southern Company system, and they provide a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “good reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. Severance payment amounts are two times salary plus target Performance Pay Program opportunity for Mr. Crosswhite and one times salary plus target Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up are provided. Change-in-control protections allow executive officers to focus on potential transactions that are in the best interest of shareholders.

Perquisites

The Company provides limited perquisites to its executive officers, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits. The perquisites provided in 2021 are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

OTHER COMPENSATION POLICIES

Executive Stock Ownership Requirements

Certain officers of the Company that are in a position of Vice President or above are subject to stock ownership requirements, which align the interests of officers and Southern Company stockholders by promoting a long-term focus and long-term share ownership. Under the stock ownership guidelines, the ownership requirement is reduced by half at age 60 for the Company’s named executive officers other than Mr. Crosswhite. The requirements for Messrs. Peoples, Raymond, and Smith reflect that reduction since they are each over the age of 60.

The requirements in effect as of December 31, 2021 are expressed either as a multiple of base salary or a fixed number of shares as shown below.

Multiple of Base Salary or Fixed # of Shares
M. A. Crosswhite	3 Times
P. C. Raymond	6,500 Shares*
R. S. Moore	13,000 Shares
J. J. Peoples	1.25 Times*
Z. W. Smith	6,500 Shares*
*Requirements are reduced by one-half for officers who are age 60 and over as of the measurement date.

Ownership arrangements counted toward the requirements include shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the DCP and the SBP.

Newly-elected and newly-promoted officers have approximately five years from the date of their election or promotion to meet the applicable ownership requirement. All of the named executive officers are meeting their respective ownership requirements.

Clawback of Awards
Clawback Provisions in the Omnibus Plans
The Omnibus Plans include clawback provisions that apply to the Performance Pay Program and long-term incentive awards granted under those plans. These clawback provisions are triggered if (1) Southern Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct with any financial reporting requirement under the securities laws (Restatement Trigger) and (2) a participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002.
Clawback Policy
For incentive-based compensation granted after May 26, 2021, Southern Company adopted a clawback policy that provides an additional basis to recoup incentive-based compensation from certain members of senior management, including the Company’s named executive officers. The clawback policy applies in the following circumstances:
•Restatement: The Compensation Committee may provide for the recovery or adjustment of excessive incentive-based compensation from a covered employee if (1) there is a Restatement Trigger and (2) the Compensation Committee determines that the covered employee committed misconduct that contributed to the noncompliance that resulted in the Restatement Trigger.
•Detrimental Activity: The Compensation Committee may provide for the reduction, forfeiture, or recovery of incentive-based compensation with respect to a covered employee if the covered employee has engaged in certain detrimental activity (such as certain misconduct or a material violation of Southern Company’s Code of Ethics or applicable Company policies) that results in significant financial or operational loss or serious reputational harm to Southern Company or any of its subsidiaries.
The clawback policy generally allows for recovery for at least three years prior to the year in which the Compensation Committee determines that a triggering event has occurred. This three-year recovery period represents an enhancement over the clawback period under the Omnibus Plans, which allow for the recovery of award payments that are earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Policy Regarding Hedging and Pledging of Common Stock

Southern Company's insider trading policy includes an "anti-hedging" provision that prohibits Directors and employees (including officers) and certain of their related persons (such as certain of their family members and entities they control) from purchasing or selling, or making any offer to purchase or sell, derivative securities relating to securities of the Company, Southern Company, or any subsidiary of Southern Company. The policy specifies examples of covered derivative securities, including exchange-traded options to purchase or sell securities of the Company, Southern Company, or any subsidiary of Southern Company (so-called "puts" and "calls") or financial instruments that are designed to hedge or offset any decrease in the market value of securities of the Company, Southern Company, or any subsidiary of Southern Company (including but not limited to prepaid variable forward contracts, equity swaps, collars, and exchange funds).

The insider trading policy also includes a "no pledging" provision that prohibits pledging of Common Stock for all Southern Company Directors and executive officers, including the Company's Chairman, President, and Chief Executive Officer.

Results of 2021 Say on Pay Vote

At the Company’s 2021 annual meeting, the Company’s common shareholder cast 100% of its vote in support of Say on Pay. At Southern Company's 2021 annual meeting, Southern Company received over 95% support of the stockholder votes cast on the Say on Pay vote. The Compensation Committee considered the strong stockholder support for the executive compensation program in determining to continue the key elements of the program for 2021.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in the Company's 2021 Annual Report on Form 10-K for the year ended December 31, 2021 and in this Proxy Statement.

Members of the Compensation Committee:

John D. Johns, Chair
Donald M. James
Dale E. Klein
E. Jenner Wood III

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	Change in Pension Value and Nonqualified Deferred Compensation ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Mark A. Crosswhite	2021	878,425	—	2,584,436	1,261,454	477,695	65,580	5,267,590
Chairman, President, and Chief	2020	884,421	—	2,486,042	1,202,768	2,672,719	56,822	7,302,772
Executive Officer	2019	825,158	—	2,524,432	1,129,045	3,703,350	52,679	8,234,664

Philip C. Raymond	2021	431,914	—	319,762	383,332	171,575	29,771	1,336,354
Executive Vice President,	2020	436,334	5,000	310,623	369,518	1,022,882	33,462	2,177,819
Chief Financial Officer, and	2019	414,558	—	317,432	355,239	1,378,594	33,874	2,499,697
Treasurer
R. Scott Moore	2021	361,736	—	270,847	324,743	102,318	27,617	1,087,261
Senior Vice President	2020	363,309	20,000	260,632	310,000	726,656	37,095	1,717,692
	2019	335,601	—	261,351	286,989	873,736	27,693	1,785,370
J. Jeffrey Peoples	2021	518,143	—	520,811	506,471	427,738	53,119	2,026,282
Executive Vice President	2020	511,995	—	483,433	487,513	2,211,008	138,500	3,832,449
Zeke W. Smith	2021	431,914	—	319,762	383,332	187,128	31,961	1,354,097
Executive Vice President	2020	436,334	5,000	310,623	369,518	1,031,906	33,568	2,186,949
	2019	416,103	—	317,432	355,239	1,394,600	30,957	2,514,331

Column (a)

Mr. Peoples was not a named executive officer until 2020.

Column (d)

Messrs. Raymond, Moore, and Smith each received a Southern Excellence Award in 2020.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2021. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of PSUs, PRSUs, and RSUs granted in 2021.

The value reported for the PSUs is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model (approximately 57% of the PSU grant value) and the closing price of Common Stock on the grant date (approximately 43% of the PSU grant value). No amounts will be earned until the end of the three-year performance period on December 31, 2023. The value then can be earned based on performance ranging from 0% to 200%, as established by the Compensation Committee.

The aggregate grant date fair value of the PSUs granted in 2021 to the named executive officers, assuming that the highest level of performance is achieved, is as follows: Mr. Crosswhite - $3,712,110; Mr. Raymond - $459,272; Mr. Moore - $389,026; Mr. Peoples - $748,058; and Mr. Smith - $459,272 (200% of the target amount).

The amounts shown in column (e) also reflect the grant date fair value of the PRSUs granted to Mr. Crosswhite and the RSUs granted to all of the other named executive officers in 2021 as described in the CD&A, using the closing price of Common Stock on the grant date. The aggregate grant date fair value of the PRSUs and RSUs granted to the named executive officers is as follows: Mr. Crosswhite - $728,381; Mr. Raymond - $90,126; Mr. Moore - $76,334; Mr. Peoples - $146,782; and Mr. Smith - $90,126.

See Note 12 to the financial statements included in the 2021 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

The amounts in this column reflect actual payouts under the annual Performance Pay Program. The amount reported for 2021 is for the one-year performance period that ended on December 31, 2021. The Performance Pay Program is described in detail in the CD&A.

Column (g)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year.

The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or another Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65.

Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, annual earnings, and the assumptions used to determine the present value, such as the discount rate.

This column also reports any above-market earnings on deferred compensation under the DCP. However, there were no above-market earnings on deferred compensation in the years reported.

The values reported in this column are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company's audited financial statements for the applicable fiscal years. The plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a named executive officer will actually accrue or receive under the plans during any given year.

Column (h)

The amounts reported for 2021 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	Company Contributions to ESP ($)	Company Contributions to Supplemental Retirement Plans ($)	Total ($)
M. A. Crosswhite	20,780	-	14,790	30,010	65,580
P. C. Raymond	6,830	1,128	14,790	7,023	29,771
R. S. Moore	11,782	156	14,790	889	27,617
J. J. Peoples	17,011	9,919	14,790	11,399	53,119
Z. W. Smith	8,474	2,811	13,653	7,023	31,961

Description of Perquisites

Financial planning is provided for most officers of the Company, including all of the named executive officers. The Company provides an annual subsidy of up to $15,000 per year for Mr. Crosswhite and up to $8,200 per year for all other named executive officers to be used for financial planning, tax preparation fees, and estate planning.

The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use associated with business travel is permitted for the Chairman, President, and Chief Executive Officer. Additionally, limited personal use related to relocation is permissible but must be approved. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

Relocation and temporary living benefits are provided to cover the costs associated with geographic relocation. In 2021, Mr. Peoples received temporary living benefits in the amount of $9,665. This amount provided housing to Mr. Peoples in Atlanta, Georgia, where Mr. Peoples performed duties as a human resources leader with Southern Company system responsibilities. Also, as provided in the Southern Company system's relocation program, tax assistance is provided on the taxable temporary living benefits.

The amount included also reflects the full cost to the Company of providing the following items: executive physicals, personal use of Company-provided tickets for sporting and other entertainment events, and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2021

This table provides information on short-term and long-term incentive program awards made in 2021.

		Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares or Stock Units (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
M. A.		7,063	706,301	1,412,602
Crosswhite	2/3/2021				286	28,588	57,176		1,856,055
	2/3/2021					12,252		—	728,381
P. C.		2,146	214,581	429,162
Raymond	2/3/2021				35	3,537	7,074		229,636
	2/3/2021							1,516	90,126
R. S.		1,818	181,784	363,568
Moore	2/3/2021				30	2,996	5,992		194,513
	2/3/2021							1,284	76,334
J. J.		2,832	283,229	566,458
Peoples	2/3/2021				58	5,761	11,522		374,029
	2/3/2021							2,469	146,782
Z. W.		2,146	214,581	429,162
Smith	2/3/2021				35	3,537	7,074		229,636
	2/3/2021							1,516	90,126

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2021. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2021 are included in column (f) of the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the PSUs granted to the named executive officers in 2021. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential shares that can be earned as established by the Compensation Committee for the PSUs. Earned PSUs and accrued dividends will be paid out in Common Stock following the end of the 2021 - 2023 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

Column (g) also reflects the PRSUs granted to Mr. Crosswhite in 2021. The number of shares shown reflects the number of potential shares that can be earned if the performance condition is met. PRSUs vest 1/3 each year only if the performance goal is met for 2021. If the performance goal is met, PRSUs are paid out in Common Stock after vesting; accrued dividends are received only if the underlying award is earned. If the performance goal is not met, then all PRSUs are forfeited.

Column (i)

Column (i) reflects the number of RSUs granted to the named executive officers other than Mr. Crosswhite in 2021 as part of the long-term incentive program as described in the CD&A. The RSUs vest 1/3 each year on the anniversary of the grant date.

Column (j)

This column reflects the aggregate grant date fair value of the PSUs, PRSUs, and RSUs granted in 2021.
•For the PSUs, approximately 57% of the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($69.03), while the other approximately 43% is based on the closing price of the Common Stock on the grant date ($59.45).
•The value of the PRSUs granted to Mr. Crosswhite is based on the closing price of the Common Stock on the grant date ($59.45).
•The value of the RSUs granted to the named executive officers other than Mr. Crosswhite is based on the closing price of the Common Stock on the grant date ($59.45).

The assumptions used in calculating these amounts are discussed in Note 12 to the financial statements included in the 2021 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

This table provides information about stock awards (PSUs, PRSUs, and RSUs) as of December 31, 2021. There were no stock options outstanding that had not vested as of December 31, 2021 for the named executive officers.

	Stock Awards
Name (a)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (c)
M. A. Crosswhite	5,260	360,720
	7,468	512,181
	12,764	875,330
	26,140	1,792,681
	29,782	2,042,450
P. C. Raymond	662	45,367
	932	63,942
	1,579	108,309
	3,267	224,051
	3,684	252,649
R. S. Moore	545	37,365
	782	53,654
	1,338	91,734
	2,741	187,978
	3,121	214,038
J. J. Peoples	1,013	69,443
	1,452	99,593
	2,572	176,395
	5,083	348,592
	6,001	411,549
Z. W. Smith	662	45,367
	932	63,942
	1,579	108,309
	3,267	224,051
	3,684	252,649
Column (a)

No RSUs were granted to any of the named executive officers outside of the long-term incentive program in 2021. Equity granted under the long-term incentive program is reflected in columns (b) and (c).

Columns (b) and (c)

These columns reflect the remaining 1/3 of the PRSUs, including the deemed reinvestment of dividends, granted to Mr. Crosswhite in February 2019 and the remaining 2/3 of the PRSUs, including deemed reinvestment of dividends, granted to Mr. Crosswhite in February 2020. The achievement of the performance goals for these shares were certified by the Compensation Committee on February 11, 2020 for the shares granted in 2019 and February 12, 2021 for the shares granted in 2020. The PRSUs that vested in 2021, including the deemed reinvestment of dividends, are reflected in the Option Exercises and Stock Vested in 2021 table. The remaining PRSUs granted in 2019 vest on the third anniversary of the grant date, and the remaining PRSUs granted in 2020 will vest ratably on the second and third anniversaries of the grant date.

These columns also reflect the full number and value of PRSUs granted to Mr. Crosswhite in February 2021 that vest 1/3 each year for a three-year period subject to the achievement of a one-year financial performance goal (Southern Company's 2021 cash from operations exceeds the amount paid in dividends in 2020) and associated deemed reinvestment of dividends of the PRSUs, which only pay out if the underlying shares vest. The Compensation Committee certified the achievement of this goal on February 13, 2022, and the first 1/3 vested upon that certification. The remaining 2/3 will vest ratably on the second and third anniversaries of the grant date.

These columns also reflect the remaining 1/3 of the RSUs, including the deemed reinvestment of dividends, granted to the other named executive officers in February 2019 and the remaining 2/3 of the RSUs, including deemed reinvestment of dividends, granted to the other named executive officers in February 2020. The RSUs vest one-third each year on the anniversary of the grant date. These columns also reflect the full number and value of the RSUs granted to the other named executive officers in February 2021 that vest 1/3 each year on the anniversary of the grant date over a three-year period. The RSUs granted to the named executive officers in 2019, 2020, and 2021 that vested in 2021 are reflected in the Option Exercises and Stock Vested in 2021 table.

Column (b) also reflects the target number of PSUs that can be earned at the end of each three-year performance period (January 1, 2020 through December 31, 2022 and January 1, 2021 through December 31, 2023). The number of shares reflected in column (b) also reflects the deemed reinvestments of dividends on the target number of PSUs. Dividends are credited over the performance period but are only received at the end of the performance period if the underlying PSUs are earned.

The PSUs granted for the January 1, 2019 through December 31, 2021 performance period vested on December 31, 2021 at 200% of target and are reported in the Option Exercises and Stock Vested in 2021 table.

The value in column (c) is derived by multiplying the number of shares in column (b) by the Common Stock closing price on December 31, 2021 ($68.58). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

OPTION EXERCISES AND STOCK VESTED IN 2021

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
M. A. Crosswhite	—	—	88,191	5,906,046
P. C. Raymond	—	—	11,101	761,307
R. S. Moore	—	—	9,105	624,421
J. J. Peoples	—	—	16,301	1,117,923
Z. W. Smith	—	—	11,101	761,307

Columns (d) and (e)

PSUs granted in 2019 were subject to a three-year performance period that ended on December 31, 2021. The award was earned at 200% of target. Column (d) includes the PSUs that were earned plus deemed reinvested dividends, while column (e) reflects the value of the PSUs and dividends, which is derived by multiplying the number of shares that vested by the market value of the underlying shares on the vesting date ($68.58). These columns also reflect the value of the PRSUs and RSUs that vested in 2021 plus deemed reinvested dividends. The value of the PRSUs that vested for Mr. Crosswhite and the RSUs that vested for the other named executive officers is derived by multiplying the number of shares that vested by the market value of the underlying shares on the vesting date:
•$56.72 for the PRSUs and RSUs that were granted in 2018 and vested 1/3 on February 27, 2021
•$61.29 for the PRSUs and RSUs that were granted in 2019 and vested 1/3 on February 11, 2021
•$59.45 for the PRSUs that were granted in 2020 and vested 1/3 on February 3, 2021 upon certification by the Compensation Committee
•$61.29 for the RSUs that were granted in 2020 and vested 1/3 on February 11, 2021

PENSION BENEFITS AT 2021 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
M. A. Crosswhite	Pension Plan	16.92	926,745	0
	SBP-P	16.92	4,914,826	0
	SERP	16.92	1,521,809	0
	SRA	15.00	6,691,522	0
P. C. Raymond	Pension Plan	30.0	1,797,987	0
	SBP-P	30.0	2,454,501	0
	SERP	30.0	914,544	0
	SRA	8.00	1,472,547	0
R. S. Moore	Pension Plan	27.58	1,347,689	0
	SBP-P	27.58	1,222,766	0
	SERP	27.58	569,574	0
J. J. Peoples	Pension Plan	36.58	2,267,626	0
	SBP-P	36.58	4,082,045	0
	SERP	36.58	1,456,735	0
Z. W. Smith	Pension Plan	38.75	2,362,954	0
	SBP-P	38.75	3,118,238	0
	SERP	38.75	1,223,903	0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Substantially all employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. Pension benefits are determined using various formulas based on date of hire. Benefits are limited to a statutory maximum. The statutory limit restricts eligible compensation under the Pension Plan. The statutory limit for 2021 was $290,000.

The plan benefit equals the greater of amounts computed using a 1.7% offset formula and a 1.25% formula. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive a final average pay.

The 1.7% offset formula amount equals 1.7% of final average pay times years of credited service less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008.

The 1.25% formula amount equals 1.25% of final average pay times years of credited service. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year)

prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2021, all of the named executive officers were retirement-eligible.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in various forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of vesting service. As of December 31, 2021, all of the named executive officers were vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence prior to age 65 provided they met the applicable early retirement age and service provisions. If such an election is made, the early retirement reductions that apply are actuarially determined factors.

If a participant dies while actively employed and is vested in the Pension Plan as of the date of death, the participant's beneficiary is entitled to survivor benefits.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The SBP-P

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides highly-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “specified employee” under Section 409A of the tax code, the first installment will be delayed for six months after the date of separation.

If an SBP-P participant dies while active after becoming vested in the Pension Plan, the beneficiary of the deceased participant will receive a single sum value in a single payment as soon as possible following death. The single sum value is calculated as if the participant had survived to age 50 and discounted back to the payment date (if earlier). Spouse beneficiaries receive 100% and non-spouse beneficiaries receive 50% of the single sum value.

The SERP

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides highly-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, and disability provisions mirror the SBP-P's provisions. SERP benefits do not vest until participants become eligible to retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change in Control. Effective January 1, 2016, participation in the SERP was closed to new hires and future promotions.

SRA

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. These SRAs provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates. These agreements provide a benefit which recognizes the expertise brought to the Southern Company system, and they provide a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond. These supplemental retirement benefits are also unfunded and not tax-qualified.

Prior to his employment with the Southern Company system, Mr. Crosswhite provided legal services to Southern Company's subsidiaries. Mr. Raymond's prior experience working on energy industry regulatory matters is valuable to the Company and its affiliates. Mr. Crosswhite's agreement provides an additional 15 years of benefits, and Mr. Raymond's agreement provides retirement benefits as if he was employed an additional eight years. Mr. Crosswhite and Mr. Raymond are both vested in their respective benefits. Information about the SRAs with Mr. Crosswhite and Mr. Raymond is included in the CD&A.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:
•Discount rate - 3.11% Pension Plan and 2.67% Supplemental Plans (SBP-P, SERP, and SRA) as of December 31, 2021
•Retirement date - Normal retirement age (65 for all named executive officers)
•Mortality after normal retirement - PRIA RP-2012 mortality tables with generational projections (MP2020)
•Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None
•Annual performance-based compensation earned but unpaid as of the measurement date - 150% of target opportunity percentages times base rate of pay for year amount is earned
•Form of payment for pension benefits:
◦Pension Plan
▪Male retirees: 20% single life annuity; 15% level income annuity; 35% joint and 50% survivor annuity; and 30% joint and 100% survivor annuity
▪Female retirees: 50% single life annuity; 25% level income annuity; 15% joint and 50% survivor annuity; and 10% joint and 100% survivor annuity
▪Spouse ages - Wives two years younger than their husbands
◦SBP-P, SERP, and SRA
▪100% installment determined using 2.50% discount rate for single sum calculation and 3.75% prime rate during installment payment period

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2021 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
M. A. Crosswhite	0	30,010	170,552	0	1,444,907
P. C. Raymond	0	7,023	34,981	0	808,013
R. S. Moore	116,302	3,659	11,678	0	377,110
J. J. Peoples	0	11,399	5,235	0	43,799
Z. W. Smith	0	7,023	54,066	0	1,393,258

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Under the DCP, participants make an annual election to choose how much compensation to defer, when those deferrals will be paid, and how distributions will be paid (in one to 10 annual installments). DCP participants have various deemed investment options - the Stock Equivalent Account, the Prime Equivalent Account, and three equivalent index fund accounts. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2021, the rate of return in the Stock Equivalent Account was 16.35%.

Participants may also elect to have their deferred compensation deemed invested in the Prime Equivalent Account, which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2021 in the Prime Equivalent Account was 3.30%.

Participants may also elect to have their deferred compensation deemed invested in three index fund options. A deemed investment means the account is treated as if it is invested in a particular option, even though no investment is actually made. During 2021, the rate of returns under the equivalent index fund accounts were as follows:
•Equivalent Vanguard Institutional 500 Index Fund: 28.70%
•Equivalent BlackRock Russell 2000 Index Fund: 14.88%
•Equivalent BlackRock EAFE Equity Index Fund: 11.51%

The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. Under the tax code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the tax code. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2021. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2021 were the amounts that were earned as of December 31, 2020 but not payable until the first quarter 2021. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2021 but not payable until early 2022.

Column (c)

This column reflects employer contributions under the SBP and the DCP.

Column (d)

This column reports earnings or losses under the SBP and the DCP on compensation the named executive officers elected to defer, employer contributions, and prior earnings attributable to each accruing during 2021.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Proxy or Information Statements, as applicable. The following chart shows the amounts reported in the Company's prior years' Proxy or Information Statements, as applicable.

	Amounts Deferred under the DCP Prior to 2021 and Reported in Prior Years' Proxy or Information Statements ($)	Employer Contributions under the SBP Prior to 2021 and Reported in Prior Years' Proxy or Information Statements ($)	Total ($)
M. A. Crosswhite	531,113	176,308	707,421
P. C. Raymond	557,019	47,427	604,446
R. S. Moore	146,783	9,349	156,132
J. J. Peoples	0	11,577	11,577
Z. W. Smith	791,629	48,107	839,736

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2021 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2021 and assumes that the price of Common Stock is the closing market price on December 31, 2021.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for good reason.

Traditional Termination Events

•Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.
•Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.
•Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.
•Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or Company level:
•Southern Company Change-in-Control I - Acquisition by another entity of 20% or more of Common Stock or, following a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.
•Southern Company Change-in-Control II - Acquisition by another entity of 35% or more of Common Stock or, following a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.
•Southern Company Does Not Survive a Merger - Merger or other event that would constitute a Southern Company Change-in-Control I and either Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•Company Change-in-Control - Acquisition by an unrelated entity of 50% or more of the stock of the Company, merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company to an unrelated entity.

At the employee level:
•Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Within two years of a change-in-control, employment is terminated other than for cause or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change-in-control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity, or benefits; relocation of over 50 miles; or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above, except the pension benefit plans. The benefits payable under the Pension Plan and the Supplemental Plans in connection with Traditional Termination Events are described in the notes following the Pension Benefits table.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Performance Pay Program	Prorated if before 12/31.	Prorated if before 12/31.	Forfeit.	Prorated if before 12/31.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Vested options expire in 90 days; unvested are forfeited.	Vest; expire earlier of original expiration date or three years.	Forfeit.
PSUs	No proration and paid on regular schedule; amount of payment depends on amount actually earned.	Forfeit.	Forfeit.	Prorated based on number of months employed during performance period; paid on regular schedule; amount of payment depends on amount actually earned.	Forfeit unpaid award, even if vested.
RSUs	Forfeit.	Prorated vesting.	Forfeit.	Prorated vesting.	Forfeit.
PRSUs	No proration and paid on regular schedule (pending achievement of performance goal).	Forfeit unvested award.	Forfeit unvested award.	Vest; full payout of unvested amount; payable within 30 days.	Forfeit unpaid award, even if vested.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 10 annual installments).
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 20 annual installments).

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change in Control I or II	Southern Company Does Not Survive Merger or Company Change in Control	Involuntary Change-in-Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Based on type of change-in-control event.
Performance Pay Program	If program is terminated, prorated at greater of target or three-year historical average payout at the applicable business unit.	Prorated at greater of target or three-year historical average payout at the applicable business unit.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
PSUs	Not affected.	Vest at target and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest at target.
PRSUs and RSUs	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected.	Not affected.	Not affected.
SBP	Not affected.	Not affected.	Not affected.
Severance Benefits	Not applicable.	Not applicable.	One or two times base salary plus target short-term incentive award.
Healthcare Benefits	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2021.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2021 under the Pension Plan, the SBP-P, the SERP, and, for Mr. Crosswhite and Mr. Raymond, the SRA are itemized in the following chart.

The amounts shown under the Retirement and the Resignation or Involuntary Termination columns are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2021 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P, the SERP, and the SRA.

The amounts shown that are payable to a beneficiary in the event of the death of the named executive officer are the monthly amounts payable to a beneficiary under the Pension Plan and the first of 10 annual installments payable to a spouse beneficiary from the SBP-P, the SERP, and the SRA. If an executive designates a non-spouse beneficiary, then the amount payable is 50% of the amount shown.

The amounts in this chart differ from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their beneficiaries. Those plans are described in the notes following the Pension Benefits table.

Name	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a beneficiary) ($)
M. A. Crosswhite	Pension	4,848	All plans treated as retiring	2,186
	SBP-P	581,527		581,527
	SERP	180,062		180,062
	SRA	791,748		791,748
P. C. Raymond	Pension	9,858	All plans treated as retiring	4,446
	SBP-P	277,038		277,038
	SERP	103,224		103,224
	SRA	166,206		166,206
R. S. Moore	Pension	6,288	All plans treated as retiring	2,836
	SBP-P	146,405		146,405
	SERP	68,197		68,197
J. J. Peoples	Pension	12,499	All plans treated as retiring	5,637
	SBP-P	455,166		455,166
	SERP	162,432		162,432
Z. W. Smith	Pension	12,916	All plans treated as retiring	5,825
	SBP-P	352,698		352,698
	SERP	138,433		138,433

The SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2021 following a change-in-control-related event other than a Southern Change in Control I (which does not impact pension benefit payments), are itemized below. The amounts shown below reflect the acceleration of benefits earned upon the change-in-control date from 10 annual installments to a single lump sum payment. There are no additional benefits earned due to a change in control.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
M. A. Crosswhite	5,815,274	1,800,620	7,917,479	15,533,373
P. C. Raymond	2,770,382	1,032,241	1,662,056	5,464,679
R. S. Moore	1,464,051	681,966	—	2,146,017
J. J. Peoples	4,551,663	1,624,325	—	6,175,988
Z. W. Smith	3,526,981	1,384,335	—	4,911,316

The pension benefit amounts in the tables above were calculated as of December 31, 2021 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.50 times the target level for all named executive officers. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were calculated using a 1.42% discount rate for the Final Average Pay Formula.

Annual Performance Pay Program

The amount payable in the event of a change in control is the greater of target or the three-year historical average payout at the applicable business unit. Because actual payouts for 2021 performance were above the target level for all of the named executive officers, the amount that would have been payable to the named executive officers was the three-year historical average payout at the applicable business unit.

Stock Options, PSUs, PRSUs, and RSUs (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. If Southern Company consummates a merger and is not the surviving company, all Equity Awards vest and PSUs vest at target. However, there is no payment associated with Equity Awards in that situation unless the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest and PSUs vest at target.

For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 31, 2021. The value of PSUs, PRSUs, and RSUs is calculated using the closing price of Common Stock on December 31, 2021.

The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company's stock options. It also shows the number and value of PSUs, RSUs, and PRSUs that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)			Total Number of Equity Awards Following Accelerated Vesting (#)			Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	PSUs	RSUs/PRSUs	Stock Options	PSUs	RSUs/PRSUs
M. A. Crosswhite	—	55,922	25,492	—	55,922	25,492	5,583,372
P. C. Raymond	—	7,580	3,173	—	7,580	3,173	737,441
R. S. Moore	—	6,290	2,665	—	6,290	2,665	614,134
J. J. Peoples	—	11,680	5,037	—	11,680	5,037	1,146,452
Z. W. Smith	—	7,580	3,173	—	7,580	3,173	737,441

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts.

Healthcare Benefits

All of the named executive officers were retirement-eligible as of December 31, 2021. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $15,000 per year for Mr. Crosswhite and $8,200 per year for all other named executive officers, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, the named executive officer is involuntarily terminated not for cause or voluntarily terminates for good reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

•As of December 31, 2021, the severance payment was two times the base salary and target payout under the annual Performance Pay Program for Mr. Crosswhite and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.
•The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.
•If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the tax code and is therefore subject to an excise tax, the severance amount will be reduced by an amount sufficient to avoid the application of the excise tax. Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2021 in connection with a change in control.

Severance Amount ($)
M. A. Crosswhite	3,178,353
P. C. Raymond	643,743
R. S. Moore	545,352
J. J. Peoples	798,190
Z. W. Smith	643,743

PAY RATIO DISCLOSURE

The Company calculated a 2021 pay ratio of 49 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on payroll and employment records as of December 31, 2021 and the methodology described below.

The Company has approximately 6,100 employees. The median employee was determined based on an analysis of all Company employees as of December 31, 2021. The Company considered total cash compensation as reported in Form W-2 for 2021 as the consistently applied compensation measure. A statistical sampling approach was then applied to identify employees who were expected to be paid within a +/- 1/10% range of the median employee total cash compensation value. From this group, an employee was selected that was reasonably representative of the Company's median employee based on average employee tenure and age. Although certain exclusions are allowed by the SEC, no employees were excluded in identifying the median employee and the Company did not annualize compensation for any employees. After identifying the median employee, the median employee’s annual total compensation was calculated in accordance with the Summary Compensation Table requirements. Additionally, amounts paid under nondiscriminatory health and welfare benefit plans are included in the annual total compensation for both the median employee and the Company's Chief Executive Officer.
•The annual total compensation of the median employee, other than the Chief Executive Officer, was $107,115. The median employee's annual total compensation is comprised of approximately $72,600 in base salary, $12,500 in short-term incentive payout, $4,000 in change in pension value, $3,515 in ESP matching contributions, $14,300 in nondiscriminatory health and welfare benefits, and $200 in perquisites.
•The Chief Executive Officer's annual total compensation was $5,281,889. This amount includes the total compensation amount included in the Summary Compensation Table and approximately $14,300 in nondiscriminatory health and welfare benefits.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

ITEM 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

As described in the CD&A beginning on page 12, the executive compensation program places significant focus on rewarding performance by tying a significant portion of executive compensation to the achievement of Company-specific financial and operational goals as well as Common Stock price. By linking pay to Company and Southern Company performance, the executive compensation program rewards achievement of financial and operational goals, including relative TSR, encourages individual performance that is in line with the long-term strategy of the Company and Southern Company, is aligned with shareholder interests, and remains competitive with the industry peers of the Company and Southern Company. Although it is non-binding, a majority of the votes cast by the holder of the common stock of the Company is required for the proposal to pass. Abstentions and uninstructed shares have no effect. The Board recommends a vote FOR the approval of executive compensation.

The holder of the Company's common stock is being asked to approve, on an advisory basis, the following resolution:
“RESOLVED, that the shareholders approve the compensation of the named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other compensation tables and accompanying narrative in the proxy statement.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent Directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2021, none of Southern Company's or the Company's Directors or executive officers served on the Board of Directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by Directors, nominees for Director, and executive officers as of December 31, 2021. It is based on information furnished by the Directors, nominees, and executive officers. The shares of Common Stock beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2021. As of December 31, 2021, none of the Directors, nominees for Director, or executive officers beneficially owned any shares of the Company’s equity securities other than Dr. Randall, who beneficially owned 16 shares of the Company’s preferred stock, constituting less than 1% of the total number of such shares outstanding.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)	Shares Held by Family Member(4)
Angus R. Cooper, III	5,201	—	—	4,600
Mark A. Crosswhite	248,894	—	86,900	100
O.B. Grayson Hall, Jr.	7,532	—	—	—
Anthony A. Joseph	18,030	13,434	—	—
Robert D. Powers	24,844	24,839	—	—
Catherine J. Randall	9,462	—	—	—
R. Mitchell Shackleford, III	19,464	19,312	—	—
Kevin B. Savoy	17	—	—	—
Charisse D. Stokes	83	—	—	—
Selwyn M. Vickers	1,526	1,414	—	—
Phillip M. Webb	4,845	—	—	—
R. Scott Moore	23,541	—	9,007	—
J. Jeffrey Peoples	22,616	—	16,767
Philip C. Raymond	27,179	—	10,917	—
Zeke W. Smith	30,870	—	10,917	—
Directors, Nominees, and Executive Officers as a group (16 people)	460,978	58,999	142,685	5,002
(1)“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.
(3)Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)Shares indicated are included in the Shares Beneficially Owned column.

DELINQUENT SECTION 16(a) REPORTS

Based on our review of Forms 3, 4, and 5 and written representations furnished to the Company, the Company believes that the reports required to be filed by reporting persons during the year ended December 31, 2021 pursuant to the Exchange Act were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2021, Mr. James P. Heilbron, an executive officer of the Company, had total compensation of $1,092,936 as calculated in accordance with SEC rules and regulations.

In 2021, Ms. Markell A. Heilbron, the spouse of Mr. James P. Heilbron (an executive officer of the Company), was employed by the Company as an Assistant to an Executive Vice President and received total compensation in the amount of $433,685 as calculated in accordance with SEC rules and regulations.

In 2021, Mr. Adam B. Moore, the brother of Mr. R. Scott Moore (an executive officer of the Company), was employed by the Company as a foreman and received total compensation of $154,177, as calculated in accordance with SEC rules and regulations.

Ms. Katherine R. Danella, daughter of Director Catherine J. Randall, is an executive officer of Regions Financial Corporation. During 2021, certain subsidiaries of Regions Financial Corporation furnished banking, financial, and trustee services in the ordinary course of business to the Company and its affiliates for which approximately $4.4 million was received by such subsidiaries. The Company and Regions Financial Corporation have a long-term relationship that existed prior to Dr. Randall being elected to the Board of Directors of the Company. The Company intends to utilize banking and financial services provided by Regions Financial Corporation and its subsidiaries in the future.

Mr. Anthony A. Joseph, a Director of the Company, is a shareholder with the law firm of Maynard, Cooper & Gale, P.C. During 2021, the Company made payments of approximately $805,000 to Maynard, Cooper & Gale, P.C. for legal services.

Mr. Angus R. Cooper, III, a Director of the Company, is President of Cooper/T. Smith Corporation. During 2021, the Company made payments of approximately $127,000 to Cooper/T. Smith Corporation for barge transport and restaurant services.

Mr. R. Mitchell Shackleford, III, a Director of the Company, is President of Gulf Coast Truck and Equipment Company. In 2021, the Company made payments to Gulf Coast Trust and Equipment Company of approximately $174,000 for a vehicle and vehicle parts.

The Company does not have a written policy pertaining solely to the approval or ratification of "related party transactions" and has a robust system for identifying potential related party transactions.

•The Southern Company Audit Committee is responsible for overseeing the Code of Ethics, which includes policies relating to conflicts of interest. The Code of Ethics requires that all employees, officers, and Directors avoid conflicts of interest, defined as situations where the person's private interests conflict, or even appear to conflict, with the interests of Southern Company as a whole.
•Southern Company also has a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for purchases of materials for $10,000 and above and for purchases of services for $25,000 and above, or approval based on documented business needs for sole sourcing arrangements.
•At least annually, each Director and executive officer completes a detailed questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Southern Company or a subsidiary is involved and in which the executive officer, Director, or a related party has a direct or indirect material interest.
•Southern Company also conducts a review of financial systems to identify potential conflicts of interest and related party transactions.

The approval and ratification of any related party transactions would be subject to these written policies and procedures which include:
•A determination of the need for the goods and services;
•Preparation and evaluation of requests for proposals by the lead support organization;
•The writing of contracts;
•Controls and guidance regarding the evaluation of the proposals; and
•Negotiation of contract terms and conditions.

As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount. In the ordinary course of the Southern Company system's business, electricity is provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.

[Form of Common Shareholder Proxy Card]

Alabama Power

ALABAMA POWER COMPANY
C/O BROADRIDGE
P.O. BOX 9112
FARMINGDALE, NY 11735

SCAN TO
VIEW MATERIALS & VOTE

Please consider furnishing your voting instructions electronically by internet or by phone. Processing paper forms is more than twice as expensive as electronic instructions.

If you vote by internet or phone, please do not mail this form.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the internet to transmit your voting instructions until 11:59 p.m. Eastern Time on April 21, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on April 21, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date this proxy card and return it in the enclosed postage-paid envelope we have provided or return it to Alabama Power Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Time on April 21, 2022.

THANK YOU

VIEW PROXY STATEMENT AND ANNUAL REPORT ON THE INTERNET
www.proxyvote.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68453-P68969 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALABAMA POWER COMPANY

The Board of Directors recommends a vote FOR each nominee in Item 1.

1. Election of Ten Directors

Nominees:

	For	Against	Abstain
1a. Angus R. Cooper, III	☐	☐	☐
1b. Mark A. Crosswhite	☐	☐	☐
1c. O. B. Grayson Hall, Jr.	☐	☐	☐
1d. Anthony A. Joseph	☐	☐	☐
1e. Catherine J. Randall	☐	☐	☐
1f. Kevin B. Savoy	☐	☐	☐
1g. R. Mitchell Shackleford, III	☐	☐	☐
1h. Charisse D. Stokes	☐	☐	☐
1i. Selwyn M. Vickers	☐	☐	☐
1j. Phillip M. Webb	☐	☐	☐

Cumulative Voting

To cumulate votes as to one or more nominees as explained in the Proxy Statement, check box to the right (and none of the boxes above) then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. **Please do not check box unless you want to exercise cumulative voting.** Failure to provide instructions on reverse side of card will result in your vote not being counted. ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated March 17, 2022.

The Board of Directors recommends a vote FOR Item 2.

	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐

UNLESS OTHERWISE SPECIFIED ABOVE, THE SHARES WILL BE VOTED "FOR" ITEMS 1 AND 2.

NOTE: The last instruction received in either paper or electronic form prior to the deadline will be the instruction included in the final tabulation.

This Form of Proxy will be voted as specified by the undersigned. If no choice is indicated, the shares will be voted as the Board of Directors recommends. On other matters that come before the Annual Meeting, and any adjournments or postponements thereof, the Proxies are authorized to vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
(Not Transferable)

2022 Annual Meeting of Shareholders
8 a.m., CT, April 22, 2022

The Grand Hotel Golf Resort & Spa
One Grand Boulevard
Point Clear, AL 36564

Please present this Admission Ticket, along with photo identification, in order to gain admittance to the meeting.

Alabama Power

Ticket admits only the shareholder(s) listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement and the annual report are available at www.proxyvote.com.

D68454-P68969

FORM OF PROXY VOTING INSTRUCTION FORM

Alabama Power

FORM OF PROXY VOTING INSTRUCTION FORM

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

If a stockholder of record, the undersigned hereby appoints Mark A. Crosswhite, Philip C. Raymond and Alexia B. Borden, or any of them, Proxies, with full power of substitution in each, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Alabama Power Company, to be held at The Grand Hotel Golf Resort & Spa located at One Grand Boulevard, Point Clear, Alabama, 36564 on April 22, 2022, at 8:00 a.m., CT, and any adjournments or postponements thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form.

THIS FORM OF PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS INDICATED, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. ON OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION.

CUMULATE: ____

____

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be voted and signed on reverse side.

[Form of Preferred Shareholder Proxy Card]

Alabama Power

ALABAMA POWER COMPANY
C/O BROADRIDGE
P.O. BOX 9112
FARMINGDALE, NY 11735

SCAN TO
VIEW MATERIALS & VOTE

Please consider furnishing your voting instructions electronically by internet or by phone. Processing paper forms is more than twice as expensive as electronic instructions.

If you vote by internet or phone, please do not mail this form.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the internet to transmit your voting instructions until 11:59 p.m. Eastern Time on April 21, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on April 21, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date this proxy card and return it in the enclosed postage-paid envelope we have provided or return it to Alabama Power Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Time on April 21, 2022.

THANK YOU

VIEW PROXY STATEMENT AND ANNUAL REPORT ON THE INTERNET
www.proxyvote.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68455-P68969 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ALABAMA POWER COMPANY

The Board of Directors recommends a vote FOR each nominee in Item 1.

1. Election of Ten Directors

Nominees:

		For	Against	Abstain
1a.	Angus R. Cooper, III	☐	☐	☐
1b.	Mark A. Crosswhite	☐	☐	☐
1c.	O. B. Grayson Hall, Jr.	☐	☐	☐
1d.	Anthony A. Joseph	☐	☐	☐
1e.	Catherine J. Randall	☐	☐	☐
1f.	Kevin B. Savoy	☐	☐	☐
1g.	R. Mitchell Shackleford, III	☐	☐	☐
1h.	Charisse D. Stokes	☐	☐	☐
1i.	Selwyn M. Vickers	☐	☐	☐
1j.	Phillip M. Webb	☐	☐	☐

Cumulative Voting

To cumulate votes as to one or more nominees as explained in the Proxy Statement, check box to the right (and none of the boxes above) then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. **Please do not check box unless you want to exercise cumulative voting.** Failure to provide instructions on reverse side of card will result in your vote not being counted. ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated March 17, 2022.

UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" EACH NOMINEE IN ITEM 1.

This Form of Proxy will be voted as specified by the undersigned. If no choice is indicated, the shares will be voted as the Board of Directors recommends.

NOTE: The last instruction received in either paper or electronic form prior to the deadline will be the instruction included in the final tabulation.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
(Not Transferable)

2022 Annual Meeting of Shareholders
8 a.m., CT, April 22, 2022

The Grand Hotel Golf Resort & Spa
One Grand Boulevard
Point Clear, AL 36564

Please present this Admission Ticket, along with photo identification, in order to gain admittance to the meeting.

Alabama Power

Ticket admits only the shareholder(s) listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement and the annual report are available at www.proxyvote.com.

D68456-P68969

FORM OF PROXY VOTING INSTRUCTION FORM

Alabama Power

FORM OF PROXY VOTING INSTRUCTION FORM

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

If a stockholder of record, the undersigned hereby appoints Mark A. Crosswhite, Philip C. Raymond and Alexia B. Borden, or any of them, Proxies, with full power of substitution in each, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Alabama Power Company, to be held at The Grand Hotel Golf Resort & Spa located at One Grand Boulevard, Point Clear, Alabama, 36564 on April 22, 2022, at 8:00 a.m., CT, and any adjournments or postponements thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form.

THIS FORM OF PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS INDICATED, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. ON OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION.

CUMULATE: ______________________________

____

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be voted and signed on reverse side.